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EXHIBIT 99.1

                               NORTH FORK BANCORP
   275 BROADHOLLOW ROAD, MELVILLE, NY 11747 (631) 844-1258 FAX (631) 844-1471

FOR IMMEDIATE RELEASE                                   CONTACT: DANIEL M. HEALY
                                                        EXECUTIVE VICE PRESIDENT
                                                        CHIEF FINANCIAL OFFICER
                                                        (631) 844-1258

                         NORTH FORK BANCORPORATION, INC.

                        ENTERS INTO AN AGREEMENT TO SELL

                              GREENPOINT CREDIT LLC

      Melville, N.Y. - October 8, 2004 - North Fork Bancorporation, Inc. (NYSE:
NFB) announced today that it has entered into an agreement to sell the manufactured housing finance business it had acquired on October 1, 2004 as part of the GreenPoint Financial Corp. ("GreenPoint") merger. The business, known as GreenPoint Credit LLC ("GPC"), will be sold to Green Tree Servicing LLC ("Green Tree"), a leading financial services organization. Terms of the agreement were not disclosed.

Under the agreement, Green Tree will acquire the $8.6 billion servicing portfolio of manufactured housing loans and related business assets of GPC.

The transaction is expected to close during the fourth quarter and is contingent upon the anticipated receipt of certain necessary consents to transfer servicing to Green Tree. GreenPoint was advised on this transaction by Bear Stearns.

The manufactured housing finance business of GPC had been reflected as a discontinued business by GreenPoint. The disposition will result in GreenPoint recording a third quarter discontinued operations charge of approximately $160 million, after tax. This charge is generally in line with amounts previously disclosed by North Fork in its pro forma financial statements included in the registration statement previously filed with the Securities and Exchange Commission in respect of the GreenPoint merger.